UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 14, 2015

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 818,000 customers in Oklahoma and western Arkansas. In addition, the Company holds a 26.3 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.

On July 15, 2015, the Company's Board of Directors elected a new director, Mr. David L. Hauser, to a term expiring at the Company's Annual Meeting of Shareholders scheduled for May 2016, at which time he is expected to be nominated for approval by the Company's shareholders. Mr. Hauser will serve on the Audit Committee. Mr. Hauser will receive compensation for his Board service consistent with compensation received by the Company's other non-employee directors (which is described in Exhibit 10.33 to the Company's Form 10-K for the year ended December 31, 2014), prorated from the commencement of his service on the Board and committee on which he will serve.

Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. Mr. Hauser served as Group Executive and Chief Financial Officer of Duke Energy Corporation from April 2006 until June 30, 2009, and as Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. Mr. Hauser served as a consultant to FairPoint Communications, Inc., a communications services company, from August 2010 until March 2011. Mr. Hauser served as Chairman of the Board and Chief Executive Officer of FairPoint Communications, Inc. from July 2009 to August 2010. Mr. Hauser is a member of the board of directors of EnPro Industries, Inc. and serves as the chair of its Audit Committee. Mr. Hauser also serves as a member of the board of trustees of Furman University and a member of the board of trustees of the University of North Carolina at Charlotte. Mr. Hauser has retired as a member of the North Carolina Association of Certified Public Accountants. Mr. Hauser receive a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

For further information, see the attached press release which is furnished as Exhibit 99.01 and incorporated herein by reference.

Mr. Robert Kelley, a director of the Company since 1996, had previously announced his intention to retire later in 2015 effective upon the appointment of his successor. With the election of Mr. Hauser to the Board of Directors, Mr. Kelley retired from the Board of Directors of the Company, effective July 15, 2015.

As previously disclosed, on May 29, 2015, the Company's Board of Directors named Sean Trauschke as Chief Executive Officer. Mr. Trauschke had been serving as President of the Company and was appointed Chief Executive Officer to succeed Peter Delaney who resigned as Chief Executive Officer of the Company to assume the role of interim President and Chief Executive Officer of Enable GP, LLC, the general partner of Enable Midstream Partners, LP. Also as previously reported, Mr. Delaney remained as Chairman of the Board and an employee of the Company and Enable Midstream Partners began reimbursing the Company $100,000 monthly for the Chief Executive Officer services to be provided by Mr. Delaney.

In recognition of Mr. Trauschke’s increased responsibilities as Chief Executive Officer of the Company, on July 14, 2015, the Compensation Committee of the Board of Directors increased his annual base salary, effective July 20, 2015, $175,000 ($14,600 per month) from an annual rate of $625,000 to an annual rate of $800,000.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated July 15, 2015, announcing OGE Energy Corp. names David L. Hauser to Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

July 17, 2015